FIELDPOINT PETROLEUM CORPORATION
1703 Edelweiss Drive
Cedar Park, TX 78613

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held October 5, 2001

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TO OUR SHAREHOLDERS:

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       NOTICE IS HEREBY GIVEN that an Annual Meeting of Shareholders of FieldPoint Petroleum Corporation will be held on Friday, October 5, 2001 at 1703 Edelweiss Drive, Cedar Park, Texas 78613, to consider and vote on the following matters as described in this notice and the accompanying Proxy Statement:
1.	To elect five directors to hold office until the next annual meeting of Shareholders or until their successors have been duly elected and qualified.
2.	To ratify the selection of Hein + Associates, L.L.P. as the Company's independent auditors for the current fiscal year ending December 31, 2001.
3.	To amend the articles of incorporation to authorize 10 million shares of preferred stock.
4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

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       The Board of Directors has fixed the close of business on August 17, 2001 as the record date for determination of Shareholders entitled to vote at the Meeting or any adjournments thereof, and only Shareholders of record at the close of business on that date will be entitled to vote. At the Record Date, 7,355,825 shares of common stock were issued and outstanding. A list of Shareholders entitled to vote at the meeting will be available for inspection at the principal executive offices of the Company located at 1703 Edelweiss Drive, Cedar Park, Texas 78613.

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       The approximate date on which this Proxy Statement is first being mailed to Shareholders is September 12, 2001. Shareholders who execute proxies may revoke them at any time prior to their being exercised by providing written notice to the Company by delivering another proxy bearing a later date any time prior to the meeting. Mere attendance at the Meeting will not revoke the proxy, but a Shareholder present at the Meeting may revoke his or her proxy and vote in person. Any duly executed proxy on which a vote is not indicated (except broker non-votes expressly indicating a lack of discretionary authority to vote) will be deemed a vote for the nominees and all Proposals. Abstentions and broker non-votes will not be counted as votes either "for" or "against" any matters coming before the Meeting.
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       To assure representation at the Meeting, Shareholders are urged to sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any Shareholder attending the Meeting may vote in person even if he or she previously returned a proxy.
By Order of the Board of Directors
Kelly Latz General Counsel and Secretary